UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2008 (December 23, 2008)
TENNECO INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-12387 (Commission File Number)	76-0515284 (I.R.S. Employer Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS (Address of Principal Executive Offices)	60045 (Zip Code)
Registrant’s telephone number, including area code: (847) 482-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On and effective as of December 23, 2008, Tenneco, Inc. (the “Company”) entered into a Third Amendment (the “Amendment”) to the Second Amended and Restated Credit Agreement (as amended, the “Credit Agreement”) which amends a financial covenant in the Credit Agreement for the fourth quarter of 2008. The Amendment relaxes the leverage covenant ratio (net debt/EBITDA) by increasing the maximum ratio to 4.25 from a maximum ratio of 4.0. The Company requested the Amendment as a precautionary step to provide cushion if needed to meet the leverage ratio requirement in light of deteriorating automotive industry conditions in the fourth quarter.
The Company has agreed to increase the rate it will pay on its senior credit facility from LIBOR + 150 basis points to LIBOR + 300 basis points if the leverage ratio is 4.0 or below, and LIBOR + 325 basis points if the leverage ratio is above 4.0. The Company has also agreed to pay each consenting lender a fee. That fee plus other amendment costs are expected to total approximately $3 million.
The above summary of the Amendment is not complete and is qualified in its entirety by reference to the terms of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits

Exhibit No.	Description

10.1	Third Amendment to the Second Amended and Restated Credit Agreement, dated as of December 23, 2008 among Tenneco, Inc, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders and the other financial institutions named therein as agents for the lenders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.
Date: December 23, 2008	By:	/s/ David A. Wardell
David A. Wardell
Senior Vice President, General Counsel and Secretary